                                                                    EXHIBIT 23.1

                       REPORT OF INDEPENDENT ACCOUNTANTS

     Our report on the consolidated financial statements of HMT Technology Corporation and its subsidiary is included on page 40 of this Annual Report on Form 10-K. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedules listed in the index on page 39 of this form 10-K.

     In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein

San Jose, California
April 25, 1996, except
for Note 11, as to which
the date is May 6, 1996.